Exhibit 99.1

Pentair, Inc.

5500 Wayzata Blvd., Suite 800

Golden Valley, MN 55416

763 545 1730 Tel

763 656 5204 Fax

News Release

Pentair Reports Third Quarter 2004 EPS Gain of 19% in Debut Performance as a Water-led Diversified Company

GOLDEN VALLEY, Minn. — October 26, 2004 — Pentair (NYSE: PNR) announced that its third quarter 2004 earnings per share (EPS) from continuing operations of $0.32 increased 19 percent over third quarter 2003 EPS from continuing operations of $0.27. Pentair’s third quarter 2004 net sales totaled $607.8 million, up 46 percent from $417.0 million in the same period a year ago. Removing the effects of acquisitions, sales were up 11 percent over the third quarter 2003.

Operating income for the third quarter 2004 totaled $64.1 million, 42 percent greater than the $45.2 million reported in the third quarter of 2003. Excluding acquisitions, operating income increased 20 percent in the third quarter. Third quarter 2004 free cash flow was $74.4 million, bringing the year-to-date total to $169.2 million, a $20.6 million improvement compared to the first nine months of last year.

“We have completed the strategic repositioning of Pentair, exchanging the earnings of our Tools business, and the dynamics of the tools market, for the earnings of WICOR, and the brighter prospects of our water business, for a net cash outlay of about $100 million,” said Randall J. Hogan, Pentair chairman and chief executive officer. “Now we are turning to the second phase of the transformation: improving the performance of the newly acquired businesses and attaining our growth and profit goals.”

Hogan said that Pentair’s growth initiatives are on-track, that margins in Pentair’s existing businesses continue to improve, and that the integration of the former WICOR businesses is proceeding well, despite the fact that integration costs were higher than benefits in the quarter and that WICOR’s starting margins were somewhat lower than expected. Hogan credited Pentair’s productivity improvements, supply management activities, and ability to achieve price increases in offsetting the impact of higher material costs in the quarter.

(more)

In the Water Group, third quarter 2004 sales of $426.7 million were 58 percent higher than the $270.9 million recorded in the same period last year, reflecting the impact of the WICOR acquisition effective as of July 31, 2004. Organic sales increased in the upper single digits reflecting continued double-digit growth in our pump markets.

Third quarter 2004 operating income of $47.4 million in the Water Group reflected a 31 percent gain over the same period last year. As expected, operating income margins were 11.1 percent including the lower initial margins of the former WICOR businesses. Excluding the WICOR and Everpure businesses and about $1.0 million of post-acquisition integration expenses, operating margins were about 13.6 percent, comparable to the 13.4 percent in the same period in 2003.

Integration of the former WICOR businesses proceeded as expected during the quarter. The consolidations of three manufacturing facilities and six distribution or warehousing locations in the U.S. and Europe have been announced, with some already completed. Costs associated with the integration efforts, which are expected to total approximately $5 million in the fourth quarter of 2004, will continue to offset the benefits for the remainder of this year.

All Enclosures Group businesses had significantly higher sales in key sectors, resulting in organic sales growth of 24 percent for the quarter. Additional wins in high growth markets, continued market share gains, and new customers in European markets helped to boost third quarter 2004 sales to $181.1 million compared to a year-earlier total of $146.2 million.

Third quarter operating income in the Enclosures Group increased 71 percent from the same period last year, totaling $23.2 million in 2004 versus $13.6 million in 2003. Margins reached 12.8 percent, expanding by 350 basis points over the third quarter 2003 and by 70 basis points over the second quarter 2004, delivering the Enclosures Group’s 11th consecutive quarter of sequential margin improvement. This performance was driven by higher volume and productivity gains from PIMS and supply management initiatives.

Pentair’s third quarter Cost of Goods Sold increased, reducing EPS by approximately three cents per share, for the expensing of fair market value inventory adjustments related to inventory acquired in the Everpure and WICOR transactions. Excluding this adjustment, gross profit increased by 210 basis points over the same period.

(more)

Pentair’s year-to-date 2004 effective income tax rate of 35.0 percent is 330 basis points higher than the 31.7 percent rate of the same period last year. The higher rate is due to the discontinued status of the Tools Group, the higher tax rate borne by the WICOR businesses, the anticipated higher level and mix of Pentair’s 2004 U.S. and foreign earnings, and the fact that many of Pentair’s tax saving programs are relatively fixed.

Pentair noted that the proceeds from the early fourth quarter sale of its Tools Group to Black & Decker yielded a total of $796 million. With the closing of the sale, Pentair immediately paid down the $850 bridge loan associated with its acquisition of WICOR. Today, Pentair’s debt-to-total-capital ratio is less than 37 percent, equal to what it was in late 2003.

According to Hogan, Pentair is now focused on driving the Water Group’s margins back toward the goal of 15 percent, and capturing growth opportunities in both water and enclosures.

“In the first half of this year, our Water Group reached its goal of 15 percent Return on Sales. As we combine WICOR’s strong customer service orientation and Pentair’s proven operating disciplines over the next two years, we expect that the expanded Water Group will regain that high level of performance,” Hogan said. “Our fourth quarter will continue to reflect more integration costs than benefits but, despite this, we still expect to generate fourth quarter EPS of between $0.30 and $0.34, or full year EPS of between $1.32 and $1.36. This is in-line with our prior guidance and represents a year-over-year EPS growth of approximately 35 percent. We still expect 2005 EPS to be in the range of $1.95 to $2.10, an increase of approximately 50 percent over 2004.”

A Pentair conference call scheduled for 11:00 a.m. CDT today will be webcast live via http://www.pentair.com. A link to the conference call is posted on the site’s “Financial Information” page and will be archived at the same location.

(more)

Pentair, Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

	Three months ended		Nine months ended
In thousands, except per-share data	October 2 2004	September 27 2003	October 2 2004	September 27 2003
Net sales	$607,767	$416,986	$1,626,653	$1,238,310
Cost of goods sold	437,983	306,571	1,155,145	905,573

Gross profit	169,784	110,415	471,508	332,737
% of net sales	27.9%	26.5%	29.0%	26.9%

Selling, general and administrative	96,882	59,471	264,795	187,998
% of net sales	15.9%	14.3%	16.3%	15.2%

Research and development	8,803	5,752	21,521	16,705
% of net sales	1.4%	1.4%	1.3%	1.3%

Operating income	64,099	45,192	185,192	128,034
% of net sales	10.5%	10.8%	11.4%	10.3%

Net interest expense	11,172	5,530	26,317	18,571
% of net sales	1.8%	1.3%	1.6%	1.5%

Income before income taxes	52,927	39,662	158,875	109,463
% of net sales	8.7%	9.5%	9.8%	8.8%

Provision for income taxes	19,835	12,687	55,549	34,739
Effective tax rate	37.5%	32.0%	35.0%	31.7%

Income from continuing operations	33,092	26,975	103,326	74,724

Income from discontinued operations, net of tax	14,810	11,400	40,247	35,387

Net income	$47,902	$38,375	$143,573	$110,111

Earnings per common share
Basic
Continuing operations	$0.33	$0.27	$1.04	$0.76
Discontinued operations	0.15	0.12	0.41	0.36

Basic earnings per common share	$0.48	$0.39	$1.45	$1.11

Diluted
Continuing operations	$0.32	$0.27	$1.02	$0.75
Discontinued operations	0.15	0.11	0.40	0.36

Diluted earnings per common share	$0.47	$0.38	$1.42	$1.10

Weighted average common shares outstanding
Basic	99,502	98,868	99,083	98,809
Diluted	102,059	100,086	101,428	99,649

Cash dividends declared per common share	$0.105	$0.105	$0.320	$0.305

(more)

Pentair, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

In thousands	October 2 2004	December 31 2003	September 27 2003

Assets
Current assets
Cash and cash equivalents	$78,794	$47,989	$50,381
Accounts and notes receivable, net	397,098	251,475	232,018
Inventories	315,414	166,862	161,415
Current assets of discontinued operations	394,937	313,399	360,606
Deferred tax assets	45,304	30,871	38,367
Prepaid expenses and other current assets	30,967	18,854	17,330

Total current assets	1,262,514	829,450	860,117

Property, plant and equipment, net	335,976	233,106	228,314

Other assets
Assets of discontinued operations	565,071	539,892	540,398
Goodwill	1,619,635	997,183	875,197
Intangibles, net	259,770	98,490	7,545
Other	83,839	82,556	75,918

Total other assets	2,528,315	1,718,121	1,499,058

Total assets	$4,126,805	$2,780,677	$2,587,489

Liabilities and Shareholders’ Equity
Current liabilities
Short-term borrowings	$850,000	$—	$102
Current maturities of long-term debt	9,865	73,631	103,308
Accounts payable	184,741	93,043	95,721
Employee compensation and benefits	88,779	61,213	59,888
Accrued product claims and warranties	35,200	24,427	24,865
Current liabilities of discontinued operations	209,339	156,004	167,396
Income taxes	49,697	14,912	12,876
Other current liabilities	136,873	74,221	80,754

Total current liabilities	1,564,494	497,451	544,910

Long-term debt	737,719	732,862	558,610
Pension and other retirement compensation	129,779	101,704	135,313
Post-retirement medical and other benefits	58,007	26,227	26,387
Deferred tax liabilities	140,656	60,636	30,446
Other noncurrent liabilities	61,861	62,208	62,863
Liabilities of discontinued operations	41,598	38,111	32,656

Total liabilities	2,734,114	1,519,199	1,391,185

Minority interest	2,672	—	—

Shareholders’ equity	1,390,019	1,261,478	1,196,304

Total liabilities and shareholders’ equity	$4,126,805	$2,780,677	$2,587,489

Days sales in accounts receivable (13 month moving average)	52	54	54
Days inventory on hand (13 month moving average)	58	59	60
Days in accounts payable (13 month moving average)	56	54	53
Debt/total capital	53.5%	39.0%	35.6%

(more)

Pentair, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine months ended
In thousands	October 2 2004	September 27 2003
Operating activities
Net income	$143,575	$110,111
Adjustments to reconcile net income to net cash provided by operation activities:
Net income from discontinued operations	(40,247)	(35,387)
Depreciation	34,946	32,132
Other amortization	10,310	3,578
Deferred income taxes	(449)	10,766
Stock compensation	—	306
Changes in assets and liabilities, net of effects of business acquisitions and dispositions
Accounts and notes receivable	13,611	(1,601)
Inventories	(46,043)	9,016
Prepaid expenses and other current assets	(13,835)	(4,690)
Accounts payable	14,090	(1,205)
Employee compensation and benefits	6,127	7,724
Accrued product claims and warranties	2,009	(1,073)
Income taxes	24,602	902
Other current liabilities	28,914	4,467
Pension and post-retirement benefits	7,121	7,514
Other assets and liabilities	(1,059)	1,878

Net cash provided by continuing operations	183,672	144,438
Net cash provided by discontinued operations	14,031	33,891

Net cash provided by operating activities	197,703	178,329

Investing activities
Capital expenditures	(28,553)	(29,720)
Acquisitions, net of cash acquired	(877,717)	(19,409)
Payments from sale of businesses	—	(2,400)
Equity investments	—	(5,426)
Other	—	48

Net cash used for investing activities	(906,270)	(56,907)

Financing activities
Net short-term (repayments) borrowings	845,838	(771)
Proceeds from long-term debt	231,516	486,657
Repayment of long-term debt	(317,152)	(558,816)
Proceeds from exercise of stock options	10,225	510
Dividends paid	(32,042)	(30,106)
Net cash provided by (used for) financing activities	738,385	(102,526)

Effect of exchange rate changes on cash	987	(8,163)

Change in cash and cash equivalents	30,805	10,733
Cash and cash equivalents, beginning of period	47,989	39,648

Cash and cash equivalents, end of period	$78,794	$50,381

Free cash flow
Net cash provided by operating activities	$197,703	$178,329
Less capital expenditures continuing operations	(22,793)	(18,369)
Less capital expenditures discontinued operations	(5,760)	(11,351)

Free cash flow	$169,150	$148,609

(more)

Pentair, Inc. and Subsidiaries

Supplemental Financial Information by Reportable Business Segment (Unaudited)

In thousands	First Qtr 2004	Second Qtr 2004	Third Qtr 2004	Nine Months 2004	First Qtr 2003	Second Qtr 2003	Third Qtr 2003	Nine Months 2003
Net sales to external customers
Water	$314,002	$353,345	$426,696	$1,094,043	$246,440	$290,692	$270,901	$808,033
Enclosures	174,803	178,103	181,100	534,006	139,453	145,236	146,232	430,921
Intersegment sales elimination	(352)	(1,015)	(29)	(1,396)	(142)	(355)	(147)	(644)

Consolidated	$488,453	$530,433	$607,767	$1,626,653	$385,751	$435,573	$416,986	$1,238,310

Operating income (loss)
Water	$41,547	$59,253	$47,410	$148,210	$29,504	$46,002	$36,197	$111,703
Enclosures	19,354	21,590	23,211	64,155	9,865	11,703	13,555	35,123
Other	(10,791)	(9,860)	(6,522)	(27,173)	(7,217)	(7,015)	(4,560)	(18,792)

Consolidated	$50,110	$70,983	$64,099	$185,192	$32,152	$50,690	$45,192	$128,034

Operating income as a percent of net sales
Water	13.2%	16.8%	11.1%	13.5%	12.0%	15.8%	13.4%	13.8%
Enclosures	11.1%	12.1%	12.8%	12.0%	7.1%	8.1%	9.3%	8.2%
Consolidated	10.3%	13.4%	10.5%	11.4%	8.3%	11.6%	10.8%	10.3%

(more)

About Pentair, Inc.

Pentair (www.pentair.com) is a diversified operating company headquartered in Minnesota. Its Water Group is a global leader in providing innovative products and systems used worldwide in the movement, treatment, storage and enjoyment of water. Pentair’s Enclosures Group is a leader in the global enclosures market, designing and manufacturing standard, modified and custom enclosures that house and protect sensitive electronics and electrical components. With 2003 revenues of $2.7 billion, Pentair has approximately 13,000 employees worldwide.

Any statements made about the company’s anticipated financial results are forward-looking statements subject to risks and uncertainties such as continued economic growth; the ability to integrate the WICOR acquisition successfully and the risk that expected synergies may not be fully realized or may take longer to realize than expected; foreign currency effects; retail and industrial demand; product introductions; and pricing and other competitive pressures. Forward-looking statements included herein are made as of the date hereof, and the company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances. Actual results could differ materially from anticipated results.

Contact:
Pentair:	Mark Cain
Tel.	(763) 656-5278
E-mail:	mark.cain@pentair.com